Exhibit 99.1

MEDIA:	INVESTORS:
Timothy Miller	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS SECOND QUARTER 2022 NET INCOME OF $1.5 BILLION,
$3.39 DILUTED EPS OR $3.42 AS ADJUSTED
5% loan growth; 22 basis point NIM expansion; 7% positive operating leverage
PITTSBURGH, July 15, 2022 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	2Q22	1Q22	2Q21	Second Quarter Highlights
				▪
Financial Results				Comparisons reflect 2Q22 vs. 1Q22
Revenue	$5,116	$4,692	$4,667
▪Operating leverage of 7%, reflecting revenue growth of 9% and expense growth of 2%
▪Net interest and noninterest income each grew 9%
▪NIM increased 22 basis points
▪PPNR increased 23%
▪Average loans grew 5%, driven by commercial loan growth
▪Average deposits decreased 2%
▪Provision for credit losses of $36 million
▪Net loan charge-offs were $83 million or 0.11% of annualized average loans
▪Tangible book value decreased 7%, due to the change in AOCI
–Held to maturity securities were 60% of investment securities at June 30
▪PNC returned $1.4 billion of capital to shareholders

Noninterest expense	3,244	3,172	3,050
Pretax, pre-provision earnings (PPNR) (non-GAAP)	1,872	1,520	1,617
Integration costs	14	31	111
PPNR excluding integration costs (non-GAAP)	1,886	1,551	1,728
Provision for (recapture of) credit losses	36	(208)	302
Net income	1,496	1,429	1,103

Per Common Share
Diluted earnings - as reported	$3.39	$3.23	$2.43
Impact from integration costs (non-GAAP)	0.03	0.06	0.21
Diluted earnings - as adjusted (non-GAAP)	3.42	3.29	2.64
Average diluted common shares outstanding	414	420	427
Book value	101.39	106.47	120.25
Tangible book value (non-GAAP)	74.39	79.68	93.83

Balance Sheet & Credit Quality
Average loans In billions	$304.8	$290.7	$255.6
Average deposits In billions	446.5	453.3	401.7
Accumulated other comprehensive income (loss) (AOCI) In billions	(8.4)	(5.7)	1.5
Net loan charge-offs	83	137	306
Allowance for credit losses to total loans	1.65%	1.76%	2.16%

Selected Ratios
Return on average common shareholders' equity	13.52%	11.64%	8.32%
Return on average assets	1.10	1.05	0.88
Net interest margin (NIM) (non-GAAP)	2.50	2.28	2.29
Noninterest income to total revenue	40	40	45
Efficiency	63	68	65
Common equity Tier 1 capital ratio	9.6	9.9	10.1

Diluted earnings as adjusted is a non-GAAP measure calculated by excluding post-tax integration costs for BBVA USA. See this and other non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

From Bill Demchak, PNC Chairman, President and Chief Executive Officer:

  "PNC had a very strong second quarter. Loan growth exceeded our expectations, both net interest income and net interest margin increased meaningfully, fees rebounded and expenses remained well controlled. We're gaining traction across our expanded footprint and are confident that our capital levels and strong credit quality position us for continued success."

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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 2
Income Statement Highlights
Second quarter 2022 compared with first quarter 2022
▪Net income of $1.5 billion increased $67 million, or 5%, driven by growth in pretax, pre-provision earnings of 23%.
▪Total revenue of $5.1 billion increased $424 million, or 9%, due to higher net interest income and noninterest income.
▪Net interest income of $3.1 billion increased $247 million, or 9%, driven by higher yields on interest earning assets and increased loan balances, partially offset by higher funding costs.
–Net interest margin of 2.50% increased 22 basis points due to higher yields on interest earning assets.
▪Noninterest income of $2.1 billion increased $177 million, or 9%.
–Fee income of $1.9 billion increased $211 million, or 13%, reflecting higher capital markets related revenue, increased card and cash management fees and higher lending and deposit services revenue.
–Other noninterest income of $177 million decreased $34 million, or 16%, and included negative Visa Class B fair value adjustments of $16 million related to litigation escrow funding and derivative valuation changes.
▪Noninterest expense of $3.2 billion increased $72 million, or 2%, driven by increased business activity, annual employee merit increases and higher marketing spend.
▪Provision for credit losses was $36 million in the second quarter. The first quarter of 2022 included a provision recapture of $208 million.
▪The effective tax rate was 18.5% for the second quarter and 17.3% for the first quarter.
Balance Sheet Highlights
Second quarter 2022 compared with first quarter 2022 or June 30, 2022 compared with March 31, 2022
▪Average loans of $304.8 billion increased $14.1 billion, or 5%.
–Average commercial loans of $207.6 billion grew $12.0 billion driven primarily by growth in PNC's corporate banking and business credit businesses of $11.1 billion and $1.7 billion, respectively, partially offset by PPP loan forgiveness.
–Average consumer loans of $97.2 billion increased $2.1 billion reflecting higher residential mortgage and home equity loans, partially offset by lower auto loans.
▪Credit quality performance:
–Delinquencies of $1.5 billion decreased $188 million, or 11%, due to both lower consumer and commercial delinquencies, which included the resolution of BBVA USA conversion-related administrative and operational delays.
–Total nonperforming loans of $2.0 billion decreased $252 million, or 11%.
–Net loan charge-offs of $83 million decreased $54 million.
–The allowance for credit losses to total loans was 1.65% at June 30, 2022 compared with 1.76% at March 31, 2022.
▪Average deposits of $446.5 billion decreased $6.8 billion, driven by lower commercial deposits.
–Deposits at June 30, 2022 of $440.8 billion decreased $9.4 billion as a result of lower consumer and commercial deposits.
▪Average investment securities of $134.7 billion grew $0.8 billion, or 1%.
▪Average Federal Reserve Bank balances of $39.3 billion decreased $23.0 billion, driven by higher loans outstanding and lower deposits.
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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 3
▪PNC maintained strong capital and liquidity positions.
–On July 1, 2022, the PNC board of directors declared a quarterly cash dividend on common stock of $1.50 per share payable on August 5, 2022.
–PNC returned $1.4 billion of capital to shareholders through $737 million of common share repurchases, representing 4.3 million shares, and $627 million of dividends on common shares.
–The Basel III common equity Tier 1 capital ratio was an estimated 9.6% at June 30, 2022 and 9.9% at March 31, 2022.
–The Liquidity Coverage Ratio at June 30, 2022 for PNC exceeded the regulatory minimum requirement.

Earnings Summary
In millions, except per share data	2Q22	1Q22	2Q21
Net income	$1,496	$1,429	$1,103
Net income attributable to diluted common shares - as reported	$1,402	$1,355	$1,037
Net income attributable to diluted common shares - as adjusted (non-GAAP)	$1,413	$1,379	$1,125
Diluted earnings per common share - as reported	$3.39	$3.23	$2.43
Diluted earnings per common share - as adjusted (non-GAAP)	$3.42	$3.29	$2.64
Average diluted common shares outstanding	414	420	427
Cash dividends declared per common share	$1.50	$1.25	$1.15
See non-GAAP financial measures included in the Consolidated Financial Highlights accompanying this news release

    Second quarter 2022 net income of $1.5 billion, or $3.39 per diluted common share, included integration costs of $14 million pretax resulting from the acquisition of BBVA USA. Excluding the impact of integration costs, adjusted diluted earnings per common share was $3.42. Financial results for the second quarter of 2022 included the full quarter benefit of the June 1, 2021 acquisition of BBVA USA.
The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Effective for the first quarter of 2022, the presentation of noninterest income has been recategorized. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management and brokerage, capital markets related, card and cash management, lending and deposit services and residential and commercial mortgage. See a description of each updated noninterest income revenue category in PNC's first quarter 2022 Form 10-Q. All periods presented herein reflect this change. Information in this news release, including the financial tables, is unaudited.
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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 4

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				2Q22 vs	2Q22 vs
In millions	2Q22	1Q22	2Q21	1Q22	2Q21
Net interest income	$3,051	$2,804	$2,581	9%	18%
Noninterest income	2,065	1,888	2,086	9%	(1)%
Total revenue	$5,116	$4,692	$4,667	9%	10%

Total revenue for the second quarter of 2022 increased $424 million compared with the first quarter of 2022, reflecting higher net interest income and noninterest income. Compared with the second quarter of 2021, total revenue increased $449 million as a result of higher net interest income.
Net interest income of $3.1 billion for the second quarter of 2022 increased $247 million compared to the first quarter of 2022, driven by higher yields on interest earning assets and increased loan balances, partially offset by higher funding costs. In comparison with the second quarter of 2021, net interest income increased $470 million as a result of higher interest earning asset balances and yields, partially offset by higher funding costs.
The net interest margin was 2.50% in the second quarter of 2022, increasing 22 basis points and 21 basis points compared with the first quarter of 2022 and the second quarter of 2021, respectively. In both comparisons the increase was primarily due to higher yields on interest earning assets.

Noninterest Income				Change	Change
				2Q22 vs	2Q22 vs
In millions	2Q22	1Q22	2Q21	1Q22	2Q21
Asset management and brokerage	$365	$377	$350	(3)%	4%
Capital markets related	409	252	324	62%	26%
Card and cash management	671	620	597	8%	12%
Lending and deposit services	282	269	270	5%	4%
Residential and commercial mortgage	161	159	206	1%	(22)%
Other	177	211	339	(16)%	(48)%
	$2,065	$1,888	$2,086	9%	(1)%

Noninterest income for the second quarter of 2022 increased $177 million compared with the first quarter of 2022. The second quarter of 2022 included $5 million of integration costs compared to $16 million in the first quarter of 2022. Asset management and brokerage fees decreased $12 million primarily as a result of lower average equity markets. Capital markets related revenue increased $157 million driven by higher merger and acquisition advisory fees. Card and cash management revenue grew $51 million due to higher consumer spending and increased treasury management product revenue. Lending and deposit services increased $13 million and included lower integration related fee waivers. Residential and commercial mortgage revenue increased $2 million as higher revenue from commercial mortgage banking activities was largely offset by lower residential mortgage loan sales revenue. Other noninterest income decreased $34 million, and included negative Visa Class B fair
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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 5
value adjustments of $16 million related to litigation escrow funding and derivative valuation changes. The first quarter of 2022 included a positive Visa Class B derivative fair value adjustment of $4 million.
Noninterest income for the second quarter of 2022 decreased $21 million compared with the second quarter of 2021, as the benefit of BBVA USA and higher merger and acquisition advisory fees were more than offset by a decline in other noninterest income and lower residential and commercial mortgage banking activities. The decrease in other noninterest income included the impact of lower private equity revenue. Integration costs were $10 million in the second quarter of 2021.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				2Q22 vs	2Q22 vs
In millions	2Q22	1Q22	2Q21	1Q22	2Q21
Personnel	$1,779	$1,717	$1,640	4%	8%
Occupancy	246	258	217	(5)%	13%
Equipment	351	331	326	6%	8%
Marketing	95	61	74	56%	28%
Other	773	805	793	(4)%	(3)%
	$3,244	$3,172	$3,050	2%	6%

Noninterest expense for the second quarter of 2022 increased $72 million compared with the first quarter of 2022, driven by increased business activity, annual employee merit increases and higher marketing spend. These increases were partially offset by seasonally lower occupancy expense and lower other expense as PNC continued to focus on expense management. Integration expenses were $9 million in the second quarter of 2022 and $15 million in the first quarter of 2022.
Noninterest expense increased $194 million in comparison with the second quarter of 2021, primarily due to the addition of operating expenses from BBVA USA and increased business activity, partially offset by lower integration expenses. Integration expenses were $101 million in the second quarter of 2021.
The effective tax rate was 18.5% for the second quarter of 2022, 17.3% for the first quarter of 2022 and 16.1% for the second quarter of 2021.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $544.0 billion in the second quarter of 2022 compared with $550.1 billion in the first quarter of 2022 and $504.4 billion in the second quarter of 2021. In comparison to the second quarter of 2021, the increase was primarily driven by the acquisition of BBVA USA on June 1, 2021.
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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 6

Loans				Change	Change
	June 30, 2022	March 31, 2022	June 30, 2021	06/30/22 vs	06/30/22 vs
In billions				03/31/22	06/30/21
Average
Commercial	$207.6	$195.6	$175.8	6%	18%
Consumer	97.2	95.1	79.8	2%	22%
Average loans	$304.8	$290.7	$255.6	5%	19%

Quarter end
Commercial	$212.5	$198.3	$199.6	7%	6%
Consumer	98.3	96.2	95.1	2%	3%
Total loans	$310.8	$294.5	$294.7	6%	5%

Average loans for the second quarter of 2022 were $304.8 billion, increasing $14.1 billion compared to the first quarter of 2022. Average commercial loans increased $12.0 billion driven primarily by growth in PNC's corporate banking and business credit businesses of $11.1 billion and $1.7 billion, respectively, partially offset by PPP loan forgiveness. Average consumer loans of $97.2 billion increased $2.1 billion reflecting higher residential mortgage and home equity loans, partially offset by lower auto loans.
Average loans for the second quarter of 2022 increased $49.2 billion compared to the second quarter of 2021, reflecting the acquisition of BBVA USA and commercial loan growth, partially offset by PPP loan forgiveness.
Second quarter 2022 average and period-end PPP loans outstanding were $1.3 billion and $1.0 billion, respectively.

Investment Securities
	June 30, 2022		March 31, 2022		June 30, 2021
In billions	Balance	Portfolio Mix	Balance	Portfolio Mix	Balance	Portfolio Mix
Average
Available for sale	$66.6		$132.3		$107.0
Held to maturity	68.1		1.6		1.5
Average investment securities	$134.7		$133.9		$108.5

Quarter end
Available for sale	$53.0	40%	$112.3	85%	$125.0	99%
Held to maturity	79.7	60%	20.1	15%	1.5	1%
Total investment securities	$132.7		$132.4		$126.5

Average investment securities for the second quarter of 2022 were $134.7 billion, increasing $0.8 billion from the first quarter of 2022 reflecting net purchases, primarily of agency residential mortgage-backed securities. Average investment securities increased $26.2 billion from the second quarter of 2021 due to the addition of BBVA USA and net purchase activity.
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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 7
Investment securities at June 30, 2022 of $132.7 billion increased $0.3 billion compared to March 31, 2022, as net purchases during the quarter were mostly offset by net unrealized losses, reflecting the impact of higher interest rates. During the second quarter of 2022, PNC transferred $63.4 billion of available for sale securities, net of $4.3 billion of unrealized losses, to held to maturity securities. Net unrealized losses on available for sale securities were $3.0 billion at June 30, 2022, compared with net unrealized losses of $4.3 billion at March 31, 2022 and net unrealized gains of $2.0 billion at June 30, 2021.
Average Federal Reserve Bank balances for the second quarter of 2022 were $39.3 billion, decreasing $23.0 billion from the first quarter of 2022, driven by higher loans outstanding and lower deposits. Federal Reserve Bank balances at June 30, 2022 were $28.0 billion. Average Federal Reserve Bank balances decreased $39.0 billion from the second quarter of 2021, reflecting higher loan and securities balances, partially offset by higher deposits.

Deposits				Change	Change
	June 30, 2022	March 31, 2022	June 30, 2021	06/30/22 vs	06/30/22 vs
In billions				03/31/22	06/30/21
Average
Noninterest-bearing	$149.4	$153.7	$132.3	(3)%	13%
Interest-bearing	297.1	299.6	269.4	(1)%	10%
Average deposits	$446.5	$453.3	$401.7	(2)%	11%

Quarter end
Noninterest-bearing	$146.4	$150.8	$154.2	(3)%	(5)%
Interest-bearing	294.4	299.4	298.7	(2)%	(1)%
Total deposits	$440.8	$450.2	$452.9	(2)%	(3)%

Average deposits for the second quarter of 2022 were $446.5 billion, decreasing $6.8 billion compared with the first quarter of 2022, driven by lower commercial deposits reflecting deposit outflows and seasonal declines. Compared with the second quarter of 2021, average deposits increased $44.8 billion primarily due to the acquisition of BBVA USA.
Deposits at June 30, 2022 of $440.8 billion, decreased $9.4 billion from March 31, 2022 as a result of lower consumer and commercial deposits, reflecting seasonal declines, deposit outflows and higher consumer spending. Compared to June 30, 2021, deposits decreased $12.1 billion, as commercial deposit decreases were partially offset by consumer deposit growth.

Borrowed Funds				Change	Change
	June 30, 2022	March 31, 2022	June 30, 2021	06/30/22 vs	06/30/22 vs
In billions				03/31/22	06/30/21
Average	$35.7	$30.3	$34.1	18%	5%
Quarter end	$36.0	$26.6	$34.8	35%	3%

Average borrowed funds of $35.7 billion in the second quarter of 2022 increased $5.4 billion and $1.6 billion compared with the first quarter of 2022 and second quarter of 2021, respectively, driven by increased Federal Home Loan Bank borrowings. In comparison to the second quarter of 2021, the increase was partially offset by lower bank notes and senior debt.
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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 8

Capital	June 30, 2022		March 31, 2022	June 30, 2021
		*
Common shareholders' equity In billions	$41.6		$44.2	$51.1
Accumulated other comprehensive income (loss) In billions	$(8.4)		$(5.7)	$1.5

Basel III common equity Tier 1 capital ratio	9.6%		9.9%	10.1%
Basel III common equity Tier 1 fully implemented capital ratio	9.4%		9.7%	9.9%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at June 30, 2022 decreased $2.6 billion from March 31, 2022 as the benefit of second quarter net income was more than offset by the decline in accumulated other comprehensive income, as well as share repurchases and dividends paid in the second quarter.
Accumulated other comprehensive income at June 30, 2022 decreased $2.7 billion and $9.9 billion from March 31, 2022 and June 30, 2021, respectively. In both comparisons the decrease reflected the negative impact of higher interest rates on net unrealized losses on securities and swaps.
In the second quarter of 2022, PNC returned $1.4 billion of capital to shareholders through $737 million of common share repurchases, representing 4.3 million shares, and $627 million of dividends on common shares. Consistent with the Stress Capital Buffer (SCB) framework, which allows for capital return in amounts in excess of the SCB minimum levels, our board of directors recently authorized a new repurchase framework under the previously approved repurchase program of up to 100 million common shares, of which approximately 59% were still available for repurchase at June 30, 2022. This framework and our capital flexibility allow for the continuation of our recent quarterly average share repurchase levels in dollars as well as the ability to increase those levels should conditions warrant. PNC's SCB for the four-quarter period beginning October 1, 2022 is 2.9%.
On July 1, 2022, the PNC board of directors declared a quarterly cash dividend on common stock of $1.50 per share payable on August 5, 2022.
For information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter of 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.
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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 9

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	June 30, 2022	March 31, 2022	June 30, 2021	06/30/22 vs	06/30/22 vs
In millions				03/31/22	06/30/21
Provision for (recapture of) credit losses	$36	$(208)	$302	$244	$(266)
Net loan charge-offs	$83	$137	$306	(39)%	(73)%
Allowance for credit losses	$5,143	$5,197	$6,375	(1)%	(19)%
Total delinquencies	$1,511	$1,699	$1,375	(11)%	10%
Nonperforming loans	$2,046	$2,298	$2,779	(11)%	(26)%

Net charge-offs to average loans (annualized)	0.11%	0.19%	0.48%
Allowance for credit losses to total loans	1.65%	1.76%	2.16%
Nonperforming loans to total loans	0.66%	0.78%	0.94%
Total delinquencies represent accruing loans more than 30 days past due
The second quarter of 2022 included a provision for credit losses of $36 million. The first quarter of 2022 included a provision recapture of $208 million.
Net loan charge-offs were $83 million in the second quarter of 2022, decreasing $54 million from the first quarter of 2022, driven by lower consumer net loan charge-offs, largely due to lower auto loan net charge-offs. Compared to the second quarter of 2021, net loan charge-offs decreased $223 million, reflecting lower BBVA USA related net loan charge-offs.
The allowance for credit losses was $5.1 billion at June 30, 2022, $5.2 billion at March 31, 2022 and $6.4 billion at June 30, 2021. The allowance for credit losses as a percentage of total loans was 1.65% at June 30, 2022, 1.76% at March 31, 2022 and 2.16% at June 30, 2021.
Nonperforming loans were $2.0 billion at June 30, 2022, decreasing $252 million compared to March 31, 2022, primarily due to improvements in commercial nonperforming loans, largely related to commercial real estate. Nonperforming loans decreased $733 million compared to June 30, 2021, primarily due to lower BBVA USA related commercial nonperforming loans.
Delinquencies at June 30, 2022 of $1.5 billion decreased $188 million compared to March 31, 2022, due to both lower consumer and commercial delinquencies, which included the resolution of BBVA USA conversion-related administrative and operational delays. Compared to June 30, 2021, total delinquencies increased $136 million as higher commercial loan delinquencies were partially offset by lower consumer loan delinquencies.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	2Q22	1Q22	2Q21
Retail Banking	$322	$340	$232
Corporate & Institutional Banking	1,003	956	809
Asset Management Group	86	102	87
Other	70	10	(37)
Net income excluding noncontrolling interests	$1,481	$1,408	$1,091

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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 10

Retail Banking				Change	Change
				2Q22 vs	2Q22 vs
In millions	2Q22	1Q22	2Q21	1Q22	2Q21
Net interest income	$1,662	$1,531	$1,497	$131	$165
Noninterest income	$748	$745	$706	$3	$42
Provision for (recapture of) credit losses	$55	$(81)	$214	$136	$(159)
Noninterest expense	$1,913	$1,892	$1,677	$21	$236
Earnings	$322	$340	$232	$(18)	$90

In billions
Average loans	$93.8	$93.2	$84.3	$0.6	$9.5
Average deposits	$268.4	$265.1	$233.2	$3.3	$35.2

Net charge-offs In millions	$88	$141	$79	$(53)	$9

Retail Banking Highlights
Second quarter 2022 compared with first quarter 2022
▪Earnings decreased 5%, as higher net interest income and noninterest income were more than offset by a provision for credit losses and higher noninterest expense.
–Noninterest income increased modestly as higher card and cash management fees were largely offset by lower residential mortgage loan sales revenue and negative Visa Class B fair value adjustments of $16 million. The first quarter of 2022 included a positive Visa Class B derivative fair value adjustment of $4 million.
–Provision for credit losses was $55 million for the second quarter of 2022, and included the impact of changes in portfolio composition, updates to the economic outlook and improvements in credit quality.
–Noninterest expense increased 1% and included higher marketing spend.
▪Average loans increased 1%, driven by growth in residential mortgage and home equity loans, partially offset by lower auto loans and PPP loan forgiveness.
▪Average deposits increased 1%, driven by growth in demand and savings deposits.
Second quarter 2022 compared with second quarter 2021
▪Earnings increased 39%, due to higher net interest income, a lower provision for credit losses and an increase in noninterest income, partially offset by higher noninterest expense.
–Noninterest income increased 6%, primarily driven by the addition of BBVA USA customers and increased business activity.
–Noninterest expense increased 14%, primarily reflecting operating expenses from BBVA USA and increased marketing spend.
▪Average loans increased 11%, reflecting the addition of BBVA USA and higher residential mortgage loans, partially offset by PPP loan forgiveness.
▪Average deposits increased 15%, and included the addition of BBVA USA.
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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 11

Corporate & Institutional Banking				Change	Change
				2Q22 vs	2Q22 vs
In millions	2Q22	1Q22	2Q21	1Q22	2Q21
Net interest income	$1,253	$1,160	$1,092	$93	$161
Noninterest income	$968	$804	$867	$164	$101
Provision for (recapture of) credit losses	$(17)	$(118)	$104	$101	$(121)
Noninterest expense	$934	$837	$813	$97	$121
Earnings	$1,003	$956	$809	$47	$194

In billions
Average loans	$193.0	$180.2	$157.7	$12.8	$35.3
Average deposits	$146.2	$154.6	$145.0	$(8.4)	$1.2

Net charge-offs (recoveries) In millions	$11	$(1)	$233	$12	$(222)

Corporate & Institutional Banking Highlights
Second quarter 2022 compared with first quarter 2022
▪Earnings increased 5%, due to higher noninterest income and net interest income, partially offset by a lower provision recapture and higher noninterest expense.
–Noninterest income increased 20%, driven by an increase in capital markets related revenue, including higher merger and acquisition advisory fees.
–Provision recapture of $17 million for the second quarter of 2022 included improvements in credit quality, partially offset by loan growth.
–Noninterest expense increased 12%, primarily due to higher variable costs as a result of increased business activity.
▪Average loans increased 7%, driven primarily by growth in PNC's corporate banking and business credit businesses of $11.1 billion and $1.7 billion, respectively, partially offset by PPP loan forgiveness.
▪Average deposits decreased 5%, reflecting outflows and seasonal declines in commercial deposits.
Second quarter 2022 compared with second quarter 2021
▪Earnings increased 24%, due to higher net interest income, a lower provision for credit losses and increased noninterest income, partially offset by higher noninterest expense.
–Noninterest income increased 12%, and included higher capital markets related revenue, the benefit of BBVA USA, growth in treasury management product revenue and lower commercial mortgage banking activities.
–Noninterest expense increased 15%, due to operating expenses from BBVA USA, higher variable costs as a result of increased business activity and continued investment in strategic initiatives.
▪Average loans increased 22%, driven by the addition of BBVA USA and broad-based organic growth across PNC’s lending segments, partially offset by PPP loan forgiveness.
▪Average deposits increased 1%, and included the addition of BBVA USA.
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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 12

Asset Management Group				Change	Change
				2Q22 vs	2Q22 vs
In millions	2Q22	1Q22	2Q21	1Q22	2Q21
Net interest income	$153	$138	$112	$15	$41
Noninterest income	$234	$248	$244	$(14)	$(10)
Provision for (recapture of) credit losses	$5	$2	$23	$3	$(18)
Noninterest expense	$270	$251	$219	$19	$51
Earnings	$86	$102	$87	$(16)	$(1)

In billions
Discretionary client assets under management	$167	$182	$183	$(15)	$(16)
Nondiscretionary client assets under administration	$153	$165	$172	$(12)	$(19)
Client assets under administration at quarter end	$320	$347	$355	$(27)	$(35)
Brokerage client account assets	$4	$5	$5	$(1)	$(1)

In billions
Average loans	$14.0	$13.4	$10.0	$0.6	$4.0
Average deposits	$31.7	$33.3	$23.4	$(1.6)	$8.3

Net charge-offs (recoveries) In millions	$(1)	$2	$2	$(3)	$(3)

Asset Management Group Highlights
Second quarter 2022 compared with first quarter 2022
▪Earnings decreased 16%, as higher net interest income was more than offset by higher noninterest expense and lower noninterest income.
–Noninterest income decreased 6%, reflecting the impact of lower average equity markets.
–Noninterest expense increased 8%, and included higher personnel expense.
▪Discretionary client assets under management decreased 8%, primarily driven by lower spot equity markets.
▪Average loans increased 4%, driven by higher residential mortgage loans.
▪Average deposits decreased 5%, primarily due to seasonal outflows.
Second quarter 2022 compared with second quarter 2021
▪Earnings were relatively stable.
–Noninterest income decreased 4%, and included the impact of lower average equity markets.
–Noninterest expense increased 23%, largely due to the addition of operating expenses from BBVA USA and higher personnel expense.
▪Discretionary client assets under management decreased 9%, primarily driven by lower spot equity markets.
▪Average loans increased 40%, reflecting the addition of BBVA USA and growth in residential mortgage.
▪Average deposits increased 35%, reflecting the addition of BBVA USA and growth in demand and savings deposits.
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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 13
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 8:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 885-9714 and (212) 231-2906 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2022, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 22018925 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
[TABULAR MATERIAL FOLLOWS]
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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Six months ended
Dollars in millions, except per share data	June 30	March 31	June 30	June 30	June 30
	2022	2022	2021	2022	2021
Revenue
Net interest income	$3,051	$2,804	$2,581	$5,855	$4,929
Noninterest income	2,065	1,888	2,086	3,953	3,958
Total revenue	5,116	4,692	4,667	9,808	8,887
Provision for (recapture of) credit losses	36	(208)	302	(172)	(249)
Noninterest expense	3,244	3,172	3,050	6,416	5,624
Income before income taxes and noncontrolling interests	$1,836	$1,728	$1,315	$3,564	$3,512
Income taxes	340	299	212	639	583
Net income	$1,496	$1,429	$1,103	$2,925	$2,929
Less:
Net income attributable to noncontrolling interests	15	21	12	36	22
Preferred stock dividends (a)	71	45	48	116	105
Preferred stock discount accretion and redemptions	1	2	1	3	2
Net income attributable to common shareholders	$1,409	$1,361	$1,042	$2,770	$2,800
Per Common Share
Basic	$3.39	$3.23	$2.43	$6.62	$6.54
Diluted	$3.39	$3.23	$2.43	$6.61	$6.53
Cash dividends declared per common share	$1.50	$1.25	$1.15	$2.75	$2.30
Effective tax rate (b)	18.5%	17.3%	16.1%	17.9%	16.6%
PERFORMANCE RATIOS
Net interest margin (c)	2.50%	2.28%	2.29%	2.39%	2.28%
Noninterest income to total revenue	40%	40%	45%	40%	45%
Efficiency (d)	63%	68%	65%	65%	63%
Return on:
Average common shareholders' equity	13.52%	11.64%	8.32%	12.53%	11.29%
Average assets	1.10%	1.05%	0.88%	1.08%	1.21%
(a)Dividends are payable quarterly other than Series R and Series S preferred stock, which are payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021 were $25 million, $22 million and $15 million, respectively. The taxable-equivalent adjustments to net interest income for the six months ended June 30, 2022 and June 30, 2021 were $47 million and $30 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	June 30	March 31	June 30
	2022	2022	2021
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$540,786	$541,246	$554,212
Loans (a)	$310,800	$294,457	$294,704
Allowance for loan and lease losses	$4,462	$4,558	$5,730
Interest-earning deposits with banks	$28,404	$48,776	$72,447
Investment securities	$132,732	$132,411	$126,543
Total deposits	$440,811	$450,197	$452,883
Borrowed funds (a)	$35,984	$26,571	$34,813
Allowance for unfunded lending related commitments	$681	$639	$645
Total shareholders' equity	$47,652	$49,181	$54,627
Common shareholders' equity	$41,648	$44,170	$51,107
Accumulated other comprehensive income (loss)	$(8,358)	$(5,731)	$1,463
Book value per common share	$101.39	$106.47	$120.25
Tangible book value per common share (non-GAAP) (b)	$74.39	$79.68	$93.83
Period end common shares outstanding (In millions)	411	415	425
Loans to deposits	71%	65%	65%
Common shareholders' equity to total assets	7.7%	8.2%	9.2%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$167	$182	$183
Nondiscretionary client assets under administration	153	165	172
Total client assets under administration	320	347	355
Brokerage account client assets	72	79	88
Total client assets	$392	$426	$443
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	9.6%	9.9%	10.1%
Common equity Tier 1 fully implemented (e)	9.4%	9.7%	9.9%
Tier 1 risk-based	11.0%	11.2%	11.1%
Total capital risk-based (f)	12.9%	13.0%	13.2%
Leverage	8.4%	8.2%	8.7%
Supplementary leverage	7.2%	7.0%	7.3%
ASSET QUALITY
Nonperforming loans to total loans	0.66%	0.78%	0.94%
Nonperforming assets to total loans, OREO and foreclosed assets	0.67%	0.79%	0.96%
Nonperforming assets to total assets	0.38%	0.43%	0.51%
Net charge-offs to average loans (for the three months ended) (annualized)	0.11%	0.19%	0.48%
Allowance for loan and lease losses to total loans	1.44%	1.55%	1.94%
Allowance for credit losses to total loans (g)	1.65%	1.76%	2.16%
Allowance for loan and lease losses to nonperforming loans	218%	198%	206%
Total delinquencies (In millions) (h)	$1,511	$1,699	$1,375
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our first quarter 2022 Form 10-Q included, and our second quarter 2022 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 18 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 16 for additional information. The ratios as of June 30, 2022 are estimated.
(d)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(e)The fully implemented ratios are calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(f)The 2021 Basel III Total risk-based capital ratio includes nonqualifying trust preferred capital securities of $20 million that were subject to a phase-out period that ran through 2021.
(g)Excludes allowances for investment securities and other financial assets.
(h)Total delinquencies represent accruing loans more than 30 days past due.
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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2022 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. See the table below for the March 31, 2022, June 30, 2021 and estimated June 30, 2022 ratios. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the June 30, 2022 and March 31, 2022 (Fully Implemented) estimates presented in the table below.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios
	Basel III (a)
	June 30 2022 (estimated) (b)	March 31 2022 (b)	June 30 2021 (b)	June 30, 2022 (Fully Implemented) (estimated) (c)	March 31, 2022 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$50,730	$50,624	$50,775	$50,006	$49,900
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(11,094)	(11,114)	(11,231)	(11,094)	(11,114)
All other adjustments	(99)	(63)	(27)	(106)	(68)
Basel III Common equity Tier 1 capital	$39,537	$39,447	$39,517	$38,806	$38,718
Basel III standardized approach risk-weighted assets (d)	$413,147	$397,455	$389,429	$413,273	$397,737
Basel III Common equity Tier 1 capital ratio	9.6%	9.9%	10.1%	9.4%	9.7%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(c)The June 30, 2022 and March 31, 2022 ratio is calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Pretax Pre-Provision Earnings (non-GAAP) Pretax Pre-Provision Earnings Excluding Integration Costs (non-GAAP)	Three months ended
	June 30	March 31	June 30
Dollars in millions	2022	2022	2021
Income before income taxes and noncontrolling interests	$1,836	$1,728	$1,315
Provision for (recapture of) credit losses	36	(208)	302
Pretax pre-provision earnings (non-GAAP)	$1,872	$1,520	$1,617
Integration costs	14	31	111
Pretax pre-provision earnings excluding integration costs (non-GAAP)	$1,886	$1,551	$1,728

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for (recapture of) credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for (recapture of) credit losses, which can vary significantly between periods.

Pretax pre-provision earnings excluding integration costs is a non-GAAP measure and is based on adjusting pretax pre-provision earnings to exclude integration costs during the period. We believe that pretax, pre-provision earnings excluding integration costs is a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

Adjusted Diluted Earnings per Common Share Excluding Integration Costs (non-GAAP)	Three months ended
	June 30	Per Common	March 31	Per Common	June 30	Per Common
Dollars in millions, except per share data	2022	Share	2022	Share	2021	Share
Net income attributable to common shareholders	$1,409		$1,361		$1,042
Dividends and undistributed earnings allocated to nonvested restricted shares	(7)		(6)		(5)
Net income attributable to diluted common shareholders	$1,402	$3.39	$1,355	$3.23	$1,037	$2.43
Integration costs after tax (a)	11	0.03	24	0.06	88	0.21
Adjusted net income attributable to diluted common shareholders excluding integration costs (non-GAAP)	$1,413	$3.42	$1,379	$3.29	$1,125	$2.64
Average diluted common shares outstanding (In millions)	414		420		427
(a)Statutory tax rate of 21% used to calculate impacts.

The adjusted diluted earnings per common share excluding integration costs is a non-GAAP measure and excludes the integration costs related to the BBVA USA acquisition. It is calculated based on adjusting net income attributable to diluted common shareholders by removing post-tax integration costs in the period. We believe this non-GAAP measure serves as a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible Book Value per Common Share (non-GAAP)
	June 30	March 31	June 30
Dollars in millions, except per share data	2022	2022	2021
Book value per common share	$101.39	$106.47	$120.25
Tangible book value per common share
Common shareholders' equity	$41,648	$44,170	$51,107
Goodwill and other intangible assets	(11,360)	(11,383)	(11,515)
Deferred tax liabilities on goodwill and other intangible assets	267	269	284
Tangible common shareholders' equity	$30,555	$33,056	$39,876
Period-end common shares outstanding (In millions)	411	415	425
Tangible book value per common share (non-GAAP)	$74.39	$79.68	$93.83
Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended
	June 30	March 31	June 30
Dollars in millions	2022	2022	2021
Net interest income	$3,051	$2,804	$2,581
Taxable-equivalent adjustments	25	22	15
Net interest income (Fully Taxable-Equivalent - FTE)	$3,076	$2,826	$2,596

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin and net interest income shown elsewhere in this presentation is GAAP net interest income.
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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 19
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–The impact of the Russia-Ukraine conflict, and associated sanctions, on the global and U.S. economy,
–Impacts of tariffs and other trade policies of the U.S. and its global trading partners,
–The length and extent of the economic impacts of the COVID-19 pandemic,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:
–The U.S. economy continues to recover from the pandemic-caused recession in the first half of 2020. Growth is likely to remain above the economy’s long-run average throughout this year. Consumer spending growth will remain solid in 2022 due to good underlying fundamentals.
–Supply-chain difficulties will gradually ease over the course of 2022. Labor shortages will remain a constraint this year, although strong wage growth will support consumer spending.
–Inflation accelerated in the second half of 2021 to its fastest pace in decades. Inflation will slow in the second half of 2022 as pandemic-related supply and demand imbalances recede and energy prices stabilize. However, inflation will also broaden throughout the economy due to wage growth. The annual inflation rate will end 2022 above the Federal Reserve’s long-run objective of 2%.
–PNC expects the Federal Open Market Committee (FOMC) to raise the federal funds rate by 0.75 percentage point in July, by 0.50 percentage point in September, and by 0.25 percentage point in each of November and December. This would bring the federal funds rate a range of 3.25% to 3.50% by the end of 2022. The FOMC will then further increase the federal funds rate in early 2023. The Federal Reserve also started to reduce its balance sheet in June 2022, and that will continue through the rest of the year and in 2023.
–Uncertainty about the outlook has increased with the Russian invasion of Ukraine. It has created additional risk to higher inflation this year, which could lead the FOMC to tighten more aggressively than currently anticipated. In addition, risks to growth and the likelihood of a recession in late 2022 or 2023 have increased.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models.

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PNC Reports Second Quarter 2022 Net Income of $1.5 Billion, $3.39 Diluted EPS or $3.42 As Adjusted – Page 20
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing. Many of these risks and uncertainties are present in our acquisition and integration of BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2021 Form 10-K and in our first quarter 2022 Form 10-Q, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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